Exhibit 99.1

News Release For Immediate Release

Ontrak Announces 2022 Fourth Quarter and Year End Financial Results

•Q4 Revenue of $2.5 million and Full Year Revenue of $14.5 million
•Company announces signing of new amendment with Optima Health to impact highest acuity members
•Company announces partnership with Lyssn, AI-based platform to strengthen coaching outcomes
•Company to Host Conference Call at 4:30 pm ET Today

Henderson, NV – March 15, 2023 – Ontrak, Inc. (NASDAQ: OTRK) (“Ontrak” or the “Company”), a leading AI-powered and telehealth-enabled healthcare company, today reported its financial results for the fourth quarter and year ended December 31, 2022.

Management Commentary

“We are pleased with the progress we are making across our strong sales pipeline and the positive momentum we continue to build with our prospects,” said Brandon LaVerne, chief executive officer of Ontrak. “As we continue our focus on driving adoption, we believe the enhancements to our go-to-market strategy will accelerate our return to growth. Through this refined strategy, we offer our prospects and our customers the flexibility to design a program that directly addresses their needs, while maximizing our differentiated platform.”

Mr. LaVerne continued, “We are confident that our business strategy positions us well for a bright future ahead. We remain focused on executing across our growth initiatives and delivering on our mission to provide durable, value-based outcomes for our members and for our customers.”

Fourth Quarter 2022 Financial Results Highlights
•Revenue for the fourth quarter of 2022 was $2.5 million, representing a 76% decrease compared to the same period in 2021.
•Operating loss for the fourth quarter of 2022 was $(8.0) million compared to an operating loss of $(18.0) million for the same period in 2021.
•Adjusted EBITDA for the fourth quarter of 2022 was $(6.1) million compared to adjusted EBITDA of $(6.5) million for the same period in 2021.
•Net loss for the fourth quarter of 2022 was $(9.1) million, or a $(0.42) diluted net loss per common share (after deduction for declared and undeclared preferred stock dividends), compared to net loss of $(20.1) million, or a $(1.12) diluted net loss per common share (after deduction for declared and undeclared preferred stock dividends) for the same period in 2021.
•Non-GAAP net loss for the fourth quarter of 2022 was $(7.6) million, or a $(0.36) non-GAAP diluted net loss per common share (after deduction for declared and undeclared preferred stock dividends), compared to non-GAAP net loss of $(9.4) million, or a $(0.59) non-GAAP diluted net loss per common share (after deduction for declared and undeclared preferred stock dividends) for the same period in 2021.
Adjusted EBITDA, non-GAAP net loss and non-GAAP diluted net loss per common share are non-GAAP financial measures. See our description and reconciliation of such non-GAAP measures at the end of this release.

Fiscal Year 2022 Financial Results Highlights
•Revenue for the full year of 2022 was $14.5 million, representing an 83% decrease from prior year.
•Operating loss for the full year of 2022 was $(44.1) million compared to an operating loss of $(28.0) million for the prior year.
•Adjusted EBITDA for the full year of 2022 was $(31.5) million compared to adjusted EBITDA of $(3.5) million for the prior year.
•Net loss for the full year of 2022 was $(51.6) million, or a $(2.60) diluted net loss per common share (after deduction for declared and undeclared preferred stock dividends), compared to net loss of $(37.1) million, or a $(2.47) diluted net loss per share for the prior year.
•Non-GAAP net loss for the full year of 2022 was $(39.6) million, or a $(2.09) non-GAAP diluted net loss per common share (after deduction for declared and undeclared preferred stock dividends), compared to non-GAAP net loss of $(14.6) million, or a $(1.26) non-GAAP diluted net loss per share (after deduction for declared and undeclared preferred stock dividends) for the prior year.

Fourth Quarter 2022 and Recent Operating Highlights

•Total enrolled members numbered 1,333 at the end of Q4 2022.
•In November 2022, the Company and Acuitas Capital, LLC (“Acuitas”), an entity indirectly wholly owned and controlled by Terren S. Peizer, the Company’s largest stockholder and former Chief Executive Officer and Chairman, entered into an amendment to the Master Note Purchase Agreement entered into between the Company and Acuitas in April 2022 (as amended to date, the “Keep Well Agreement”), pursuant to which, among other things: the maturity date of borrowings thereunder was extended from September 1, 2023 to June 30, 2024; the remaining amount available for borrowing was increased from $10.7 million to $14.0 million, and the Company’s obligation to pay accrued interest on a monthly basis was eliminated, and instead accrued interest will be added to principal. As a result of the approval by the Company’s stockholders of a proposal submitted at the special meeting of stockholders held in February 2023, in accordance with the terms of the Keep Well Agreement, Acuitas received additional shares of the Company’s common stock, the warrant coverage on warrants previously issued, and to be issued in the future, to Acuitas under the Keep Well Agreement was increased, and Acuitas has the right to convert the principal amount of its loans to the Company under the Keep Well Agreement and accrued interest into shares of the Company’s common stock. Acuitas funded $4 million under the Keep Well Agreement in each of January and March 2023.
•On December 15, 2022, the Company announced the publishing of its Treatment Effect Study in the prestigious American Journal of Managed Care, an independent peer-reviewed journal. The Company’s Treatment Effect Study highlights and validates the effectiveness of the Company’s whole-person approach through care coaching interventions and behavioral health provider referrals, engaging high acuity populations with chronic comorbidities and underlying behavioral health conditions to drive behavior change, improve health outcomes, and lower costs.
•Effective December 30, 2022, the Company and Optima Health signed an amendment to their existing agreement which enables the Company to focus its cutting-edge Wholehealth+ care program on Optima’s high acuity commercial members most in need of care and treatment. The Wholehealth+ care program is powered by Ontrak Health’s AI-enabled Advanced Engagement System which facilitates real-time feedback for coaches and providers and state-of-the-art reporting capabilities to optimize health outcomes and financial returns.
•In March 2023, as part of the Company’s continued cost saving measures and to reduce its operating costs and to help align with its previously stated strategic initiatives, the Company implemented additional headcount reductions wherein approximately 19% of the Company’s employee positions were eliminated, which is expected to result in a reduction of approximately $2.7 million of annual compensation costs.
•On March 2, 2023, Terren S. Peizer resigned as a member of the Board of Directors, as Chairman of the Board, as Executive Chairman, and as Chief Executive Officer of the Company, effective immediately. Mr. Peizer explained that his resignation was for the good of the Company and to minimize any distraction from the important work that the Company does. The Company’s Board of Directors appointed Brandon H. LaVerne as Interim Chief Executive Officer and Mary Louise Osborne as President. Mr. LaVerne continues to serve as the Company’s Chief Operating Officer and Ms. Osbourne continues to serve as the Company’s Chief Commercial Officer.

•On March 9, 2023, the Company announced its partnership with Lyssn, an innovative software platform that uses AI and natural language processing to enhance communication and outcomes between healthcare professionals and their members. The partnership will provide the Company’s care coaches real-time analysis and feedback on the fidelity of Motivational Interviewing (MI) during coaching calls with members.

Financial Outlook

The following outlook is based on information available as of the date of this press release and is subject to change in the future.

For the year ending December 31, 2023, the Company estimates revenue in the range of $12 to $14 million. The foregoing estimate is based on existing and currently planned enrollment launches, currently anticipated program expansions with current health plan partners, current expectations with the Company’s existing customers regarding outreach pool, budget considerations and timing of expansions.

Conference Call & Webcast Details

The Company will host a conference call/webcast today at 4:30 pm ET/1:30 pm PT. Investors, analysts, employees and the general public can access the call by registering online for dial-in information or via live audio webcast at: https://ontrakhealth.com/investors/presentations-events. Participants interested in dialing in to the conference call are requested to register a day in advance or at a minimum 15 minutes before the start of the call to obtain a unique pin for the call.

A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call, at the same web link, and will remain available for approximately 90 days.

About Ontrak, Inc.

Ontrak, Inc. is a leading AI and telehealth-enabled healthcare company, whose mission is to help improve the health and save the lives of as many people as possible. Ontrak identifies, engages, activates and provides care pathways to treatment for the most vulnerable members of the behavioral health population who would otherwise fall through the cracks of the healthcare system. We engage individuals with anxiety, depression, substance use disorder and chronic disease through personalized care coaching and customized care pathways that help them receive the treatment and advocacy they need, despite the socio-economic, medical and health system barriers that exacerbate the severity of their comorbid illnesses. The company’s integrated intervention platform uses AI, predictive analytics and digital interfaces combined with dozens of care coach engagements to deliver improved member health, better healthcare system utilization, and durable outcomes and savings to healthcare payors.

Learn more at www.ontrakhealth.com

Forward-Looking Statements

This press release contains “forward-looking” statements that are based on the Company’s beliefs and assumptions and on information currently available to the Company on the date of this press release and are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “may,” “will,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plan,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words. Forward-looking statements may include, but are not limited to, the Company’s belief that its strategy will accelerate the Company’s return to growth, maximize the Company’s differentiated platform, and strengthen the Company’s position, the Company’s expectations regarding reductions in costs resulting from its cost saving measures, and the Company’s estimated revenue for 2023. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements, including, without limitation, risks related to: the Company’s ability to successfully execute on its strategy and business plan; the Company’s ability to increase its revenue and efficiently manage expenses and achieve profitability; the Company’s high customer concentration and the ability of its customers to terminate their contracts for convenience; the adequacy of the Company’s existing cash resources and anticipated capital commitments and future cash requirements to enable the Company to continue as a going concern; the Company’s ability to raise additional capital when needed; difficulty enrolling new members and maintaining existing members in the Company’s programs; the effectiveness of the Company’s treatment programs; lower than anticipated eligible members under the Company’s contracts; the Company’s dependence on key personnel and the Company’s ability to recruit and retain key personnel; the Company’s ability to maintain the listing of its stock on Nasdaq; the outcomes of ongoing legal proceedings brought by the U.S. Department of Justice and the Securities and Exchange Commission against the Company’s largest stockholder and former Chief Executive Officer and Chairman, and whether governmental authorities will institute separate investigations or proceedings against the Company and/or its current or former executives and/or directors; substantial regulation in the health care industry; changes in regulations or issuance of new regulations or interpretations; the Company’s limited operating history; difficulty in developing, exploiting and protecting proprietary technologies; business disruption and related risks resulting from the COVID-19; general economic conditions, nationally and globally, and their effect on the market for our service; intense competition and competitive pressures and trends in the Company’s industry and the Company’s ability to successfully compete; changes in laws, regulations, or policies; and risks related to the Company’s ability to realize the potential benefits of and to effectively integrate acquisitions. For a further list and description of the risks and uncertainties the Company faces, please refer to the Company’s most recent Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Forward-looking statements are current only as of the date they are made and the Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles, or GAAP, the Company has provided in this press release and the quarterly conference call held on the date hereof certain non-GAAP financial measures. The non-GAAP financial measures presented include EBITDA, Adjusted EBITDA, Non-GAAP net loss, and Non-GAAP net loss per common share, which are not U.S. GAAP financial measures. We believe that the presentation of these financial measures enhances an investor’s understanding of our financial performance. We further believe that these financial measures are useful financial metrics to assess our operating performance from period-to-period by excluding certain items that we believe are not representative of our core business.

EBITDA consists of net loss before interest, taxes, depreciation and amortization expenses. Adjusted EBITDA consists of net loss before interest, taxes, depreciation, amortization, stock-based compensation, restructuring, severance and related costs, acquisition related costs, and loss (gain) on change in fair value of warrant liability and contingent liability. We believe that making such adjustments provides investors meaningful information to understand our results of operations and the ability to analyze our financial and business trends on a period-to-period basis.

Non-GAAP net loss consists of net loss adjusted for stock-based compensation, write-off of debt discount costs, restructuring, severance and related costs, acquisition related costs and loss (gain) on change in fair value of warrant liabilities and contingent liability. Non-GAAP net loss per common share consists of loss per share adjusted for non-GAAP net loss attributable to common stockholders. We believe that making such adjustments provides investors meaningful information to understand our results of operations and the ability to analyze our financial and business trends on a period-to-period basis.

We believe the above non-GAAP financial measures are commonly used by investors to evaluate our performance and that of our competitors. However, our use of the term EBITDA, Adjusted EBITDA, Non-GAAP net loss and Non-GAAP net loss per common share may vary from that of others in our industry. None of EBITDA, Adjusted EBITDA, Non-GAAP net loss or Non-GAAP net loss per common share should be considered as an alternative to net loss before taxes, net loss, net loss per common share or any other performance measures derived in accordance with U.S. GAAP as measures of performance.

See the Reconciliation of Non-GAAP Measures table at the end of this press release for a reconciliation of the Non-GAAP financial measures to U.S. GAAP financial measures.

Contact

For Investors:

Ryan Halsted
Gilmartin Group
investors@ontrakhealth.com

ONTRAK, INC.
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenue	$2,510	$10,332	$14,514	$84,133
Cost of revenue	973	4,089	7,461	31,214
Gross profit	$1,537	$6,243	$7,053	$52,919

Operating expenses:
Research and development	1,861	4,748	10,974	18,279
Sales and marketing	1,113	2,056	5,006	9,895
General and administrative	6,562	9,808	34,256	43,774
Restructuring, severance and related charges	—	7,613	934	8,952
Total operating expenses	9,536	24,225	51,170	80,900
Operating loss	(7,999)	(17,982)	(44,117)	(27,981)

Other expense, net	(248)	(9)	(3,461)	(1,013)
Interest expense, net	(911)	(1,907)	(3,907)	(7,997)
Loss before income taxes	(9,158)	(19,898)	(51,485)	(36,991)
Income tax benefit (expense)	52	(153)	(88)	(153)
Net loss	(9,106)	(20,051)	(51,573)	(37,144)
Dividends on preferred stock - declared and undeclared	(2,238)	(2,238)	(8,954)	(8,954)
Net loss attributable to common stockholders	$(11,344)	$(22,289)	$(60,527)	$(46,098)

Net loss per common share, basic and diluted	$(0.42)	$(1.12)	$(2.60)	$(2.47)

Weighted-average common shares outstanding, basic and diluted	27,032	19,902	23,265	18,656

ONTRAK, INC.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$5,032	$58,824
Restricted cash - current	4,477	6,716
Receivables, net	973	5,938
Unbilled receivables	453	3,235
Deferred costs - current	156	600
Prepaid expenses and other current assets	3,168	5,019
Total current assets	14,259	80,332
Long-term assets:
Property and equipment, net	2,498	3,785
Restricted cash - long-term	204	406
Goodwill	5,713	5,713
Intangible assets, net	1,125	2,346
Other assets	1,326	444
Operating lease right-of-use assets	632	656
Total assets	$25,757	$93,682

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,927	$1,001
Accrued compensation and benefits	1,987	2,343
Deferred revenue	326	441
Current portion of operating lease liabilities	653	595
Other accrued liabilities	4,576	5,953
Total current liabilities	9,469	10,333
Long-term liabilities:
Long-term debt, net	10,065	35,792
Long-term operating lease liabilities	546	932
Long-term finance lease liabilities	—	136
Other liabilities	—	934
Total liabilities	20,080	48,127
Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.0001 par value; 50,000,000 shares authorized; 3,770,265 shares issued and outstanding at each of December 31, 2022 and 2021	—	—
Common stock, $0.0001 par value, 500,000,000 shares authorized; 27,167,479 and 20,680,186 shares issued and outstanding at December 31, 2022 and 2021, respectively	3	2
Additional paid-in capital	448,415	436,721
Accumulated deficit	(442,741)	(391,168)
Total stockholders' equity	5,677	45,555
Total liabilities and stockholders' equity	$25,757	$93,682

ONTRAK, INC.
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2022		2021
Cash flows from operating activities
Net loss	$(51,573)		$(37,144)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	7,532		11,858
Write-off of debt issuance costs	3,334		—
Restructuring and related costs	—		6,297
Paid-in-kind interest expense	553		—
Write-off of other asset	259		—
Depreciation expense	2,494		1,070
Amortization expense	2,706		2,941
Gain on forgiveness of PPP loan	—		(171)
Change in fair value of warrants	(133)		—
Change in fair value of contingent consideration	—		1,315
401(k) employer match in common shares	628		1,105
Common stock issued for consulting services	102		—
Changes in operating assets and liabilities:
Receivables	4,965		10,744
Unbilled receivables	2,781		1,191
Prepaid and other assets	1,558		(867)
Accounts payable	791		(314)
Deferred revenue	(115)		(20,513)
Lease liabilities	(328)		(310)
Other accrued liabilities	480		(3,357)
Net cash used in operating activities	(23,966)	-23966000	(26,155)
Cash flows from investing activities
Purchases of property and equipment	(1,156)		(4,480)
Net cash used in investing activities	(1,156)		(4,480)

Cash flows from financing activities
Repayment of 2024 Notes	(39,194)		(10,807)
Proceeds from Keep Well Notes	11,000		—
Proceeds from issuance of common stock	4,000		11,142
Common stock issuance costs	(706)		(271)
Dividends paid	(2,239)		(8,954)
Debt issuance costs	(907)		—
Proceed from warrant exercise	—		58
Proceed from options exercise	—		5,584
Payment of taxes related to net-settled stock awards	(6)		(24)
Finance lease obligations	(282)		(325)
Financed insurance premium payments	(2,777)		(3,032)
Net cash used in financing activities	(31,111)		(6,629)

Net change in cash and restricted cash	(56,233)		(37,264)
Cash and restricted cash at beginning of period	65,946		103,210
Cash and restricted cash at end of period	$9,713		$65,946

Supplemental disclosure of cash flow information:
Interest paid	$2,330		$7,146
Income taxes paid	136		108
Non-cash financing and investing activities:
Common stock issued in connection with Keep Well Agreement	$1,249		$—
Warrants issued in connection with 2024 Notes	458		—
Warrants issued in connection with Keep Well Notes	544		—
Accrued debt issuance costs	5		—
Common stock issued to settle contingent liability	293		1,443
Financed insurance premiums	2,474		3,144
Finance lease and accrued purchases of property and equipment	171		162

ONTRAK, INC.
Reconciliation of Non-GAAP Measures
(in thousands, except per share data)

Reconciliation of Operating Loss to EBITDA and Adjusted EBITDA

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Operating loss	$(7,999)	$(17,982)	$(44,117)	$(27,981)
Depreciation expense	272	412	2,494	1070
Amortization expense (1)	413	514	1,630	2,061
EBITDA	(7,314)	(17,056)	(39,993)	(24,850)
Stock-based compensation expense	1,250	2,987	7,532	11,858
Restructuring, severance and related costs (2)	—	7,613	934	8,952
Acquisition related costs (3)	—	—	—	583
Adjusted EBITDA	$(6,064)	$(6,456)	$(31,527)	$(3,457)

Reconciliation of Net Loss to Non-GAAP Net Loss; and Net Loss per Common Share to Non-GAAP Net Loss per Common Share

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net loss	$(9,106)	$(20,051)	$(51,573)	$(37,144)
Stock-based compensation expense	1,250	2,987	7,532	11,858
Write-off of debt issuance costs (4)	—	—	3,334	—
Restructuring, severance and related costs (2)	—	7,613	934	8,952
Write-off of other asset	259	—	259	—
Gain on change in fair value of warrant liability	(12)	—	(133)	(29)
Loss on change in fair value of contingent liability (5)	—	10	—	1,315
Acquisition related costs (3)	—	—	—	583
Gain on forgiveness of PPP loan (6)	—	—	—	(171)
Non-GAAP net loss	(7,609)	(9,441)	(39,647)	(14,636)
Dividends on preferred stock - declared and undeclared	(2,238)	(2,238)	(8,954)	(8,954)
Non-GAAP net loss attributable to common stockholders	$(9,847)	$(11,679)	$(48,601)	$(23,590)

Net loss per common share - basic and diluted	$(0.42)	$(1.12)	$(2.60)	$(2.47)
Non-GAAP net loss per common share - basic and diluted	(0.36)	(0.59)	(2.09)	(1.26)
Weighted-average common shares outstanding - basic and diluted	27,032	19,902	23,265	18,656
_______________________
(1) Relates to operating and financing right-of-use assets and acquired intangible assets.
(2) Includes one-time severance and related benefit costs related to reduction in workforce for the year ended December 31, 2022, and restructuring charges relating to write-off of capitalized software, computers, equipment and related contract costs, as well as one-time severance and related benefit costs and impairment of a right-of-use operating asset related to our headquarters office lease for the three months and year ended December 31, 2021.
(3) Includes external legal, accounting, and advisory costs associated with acquisition activity.
(4) Represents write-off of debt issuance costs related to senior secured notes paid off in July 2022.
(5) Relates to loss resulting from change in fair value of contingent liability related to a stock price guarantee associated with an acquisition.
(6) Relates to gain recognized upon forgiveness of LifeDojo's PPP loan in May 2021.